EXHIBIT 99.0


                               MATTEL, INC.
                         PERSONAL INVESTMENT PLAN
                  FIFTH AMENDMENT TO THE 1993 RESTATEMENT
                  ---------------------------------------

     The Mattel, Inc. Personal Investment Plan (the "Plan") is hereby amended as follows:

     (1) Effective January 1, 1997, Section 2.25 of the Plan is hereby deleted in its entirety.

     (2) Effective January 1, 1997, Section 8.6(d) of the Plan is hereby amended to read in its entirety as follows:

          "(d) A withdrawal from a Participant's Before-Tax Contributions Account may be made in accordance with rules of uniform application which the Committee may from time to time prescribe; provided, however, that no Participant may make a withdrawal from his Before-Tax Contributions Account prior to attaining age 59-1/2, or a determination by the Committee that such Participant has a Total and Permanent Disability or that the withdrawal is necessary to relieve a hardship of the Participant or his family. A Participant may receive a withdrawal due to hardship only if the withdrawal both is made due to an immediate and heavy financial need of the Participant within the meaning of (i) below and is necessary to satisfy such financial need within the meaning of (ii) below.

               (i) For purposes of this Section 8.6(d), a withdrawal will be considered to be on account of an immediate and heavy financial need of the Participant only if the withdrawal is for: (A) expenses for medical care described in Code
               Section 213(d) previously incurred by the Participant, or his Spouse or dependents (as defined in Code Section 152), or expenses which are necessary for such persons to obtain medical care (as defined above); (B) costs directly related to the purchase of a principal residence for the Participant (excluding mortgage payments); (C) payment of tuition, related educational fees, and room and board expenses for the next 12 months of post-secondary education for the Participant, or his Spouse, children, or dependents (as defined above); (D) payments necessary to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage on such residence; or (E) such other deemed immediate and heavy financial needs as are set forth by the Internal Revenue Service through the publication of revenue rulings, notices, and other documents of general applicability.

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               (ii)  For purposes of this Section 8.6(d), a distribution
               shall be considered to be necessary to satisfy an immediate and heavy financial need of the Participant only if all of the following conditions are satisfied: (A) the distribution is not in excess of the amount of the immediate and heavy financial need of the Participant, which may include amounts necessary to pay federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution; (B) the Participant has obtained all distributions (other than hardship distributions) and all non-taxable loans (at the time of the loan) currently available under all plans maintained by the Company; (C) the Deferral Limitation for the Participant for the Participant's taxable year following the taxable year of the hardship distribution shall be reduced by the amount of the Participant's Before-Tax Contributions for the taxable year of the hardship distribution withdrawal; and (D) the Participant's Before-Tax Contributions and After-Tax Contributions to the Plan and employee contributions under all qualified and non-qualified plans of deferred compensation maintained by the Company, including a stock option, stock purchase, or similar plan, or a cash-or-deferred arrangement that is part of a cafeteria plan (within the meaning of Code Section 125), will be suspended under the terms of each such plan, or in accordance with the terms of an otherwise legally enforceable agreement, for twelve (12) months following the receipt of the hardship distribution.

     Notwithstanding the foregoing, the amount of any hardship withdrawal shall not exceed a Participant's `distributable amount,' which consists of the total of such Participant's Before-Tax Contributions as of the date of the hardship withdrawal, including earnings credited thereon before December 31, 1988 (if any), reduced by the amount of any previous hardship withdrawals. The Committee will determine whether a hardship withdrawal satisfies the foregoing standards in a uniform and nondiscriminatory manner consistent with Code Section 401(k) and the regulations promulgated thereunder."

     (3) Effective January 1, 1997. Section 8.6(e) of the Plan is amended to read in its entirety as follows:


          (e) A withdrawal from a Participant's vested interest in his Company Contributions Account may be made in accordance with rules of uniform application which the Committee may from time to time prescribe; provided, however, that no participant may withdraw from his Company Contributions Account prior to attaining age 59-1/2 or a determination by the Committee that such Participant has a Total and


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     Permanent Disability or that the withdrawal is necessary to relieve a hardship of the Participant or his family within the meaning of
     Section 8.6(d) of the Plan.

     IN WITNESS WHEREOF, Mattel, Inc. has caused this instrument to be executed by its duly authorized officer this 23rd day of January, 1997, effective as of the dates set forth above.

                                   MATTEL, INC.


                                   By:  /s/ E. Joseph McKay
                                        -------------------
                                        E. JOSEPH MCKAY

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